Exhibit 23-C



                       (LETTERHEAD OF COOPERS & LYBRAND L.L.P.)



                          CONSENT OF INDEPENDENT ACCOUNTANTS



               We consent to the incorporation by reference in the registration statement of General Public Utilities Corporation on Form S-3 of our report dated February 2, 1994, on our audits of the consolidated financial statements and financial statement schedules of General Public Utilities Corporation and Subsidiary Companies as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993. Our report on the audits of the consolidated financial statements of General Public Utilities Corporation and Subsidiary Companies as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 contains explanatory paragraphs related to certain contingencies which have resulted from the accident at Unit No. 2 of the Three Mile Island Nuclear Generating Station, the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", and the provision of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993, and a change in the method of accounting for unbilled revenues in 1991.

               We also consent to the reference to our Firm under the caption "Experts".



                                             COOPERS & LYBRAND L.L.P.


          New York, New York
          November 15, 1994